UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934





                               NETEZZA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64111N101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Partnership XI, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Friends XI-A, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Friends XI-B, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River XI GP, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River XI GP, LLC

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Izhar Armony

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Israel
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Christopher Baldwin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Richard M. Burns, Jr.

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Ted R. Dintersmith

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Bruce I. Sachs

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      William P. Tai

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Michael J. Zak

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        9,055,226*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   9,055,226*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           9,055,226*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 15.8%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  64111N101

Item 1(a).  Name Of Issuer:  Netezza Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            200 Crossing Boulevard, Framingham, MA 01702


Item 2(a).  Name of Person Filing:

            Charles River Partnership XI, LP

          This Schedule 13G is also filed on behalf of Charles River XI GP, LLC ("CR XI GP LLC"), Charles River XI GP, LP ("CR XI GP LP"), Charles River Friends XI-A, LP ("CRF XI-A"), Charles River Friends XI-B, LP ("CRF XI-B"), Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael
          J. Zak. CR XI GP LLC is the general partner of CR XI GP LP. CR XI GP LLC is also the general partner of CRF XI-A and CRF XI-B. CR XI GP LP is the General partner of Charles River Partnership XI, LP. Each of Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak is a managing member of CR XI GP LLC. Information related to each of CR XI GP LLC, CR XI GP LP, CRF XI-A, CRF XI-B, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak is set forth on Appendix A hereto.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            c/o Charles River XI GP, LLC
            1000 Winter Street, Suite 3300, Waltham, MA 02451

Item 2(c).  Citizenship:

             Delaware

Item 2(d).  Title of Class of Securities:  Common Stock, par value $0.001 per share


Item 2(e).  CUSIP No.:   64111N101


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

            Not Applicable.


Item 4.     Ownership

            (a) Amount Beneficially Owned(as of December 31, 2007):   9,055,226*

            (b) Percent of Class(as of December 31, 2007):                15.8%*

            (c) Number of Shares as to which the person has:

                (i)  sole power to vote or to direct the vote                 0*

                (ii) shared power to vote or to direct the vote       9,055,226*

                (iii) sole power to dispose or to direct the
                      disposition of                                          0*

                (iv) shared power to dispose or to direct the
                     disposition of                                   9,055,226*

-------------------

* Based on 57,317,181 shares of the common stock, par value $0.001 per share (the "Shares"), of Netezza Corporation, a Delaware corporation (the "Company"), outstanding as of December 7, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2007, the Partnerships collectively owned 9,055,226 shares of Netezza Corporation common stock, par value $0.001 per share (the "Common Stock"), or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2007, the Management Persons may be deemed to beneficially own 9,055,226 shares of the Common Stock, or 15.8% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not Applicable (See Item 2(a)).


Item 8.  Identification and Classification of Members of the Group

          Charles River Partnership XI, LP, Charles River Friends XI-A, LP, Charles River Friends XI-B, LP.


Item 9.  Notice of Dissolution of Group

         Not Applicable.


Item 10.  Certification

          This certification is not required as the filing person is filing pursuant to Rule 13d-1(d).

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2008


                                                  /s/ John A. Genest
                                                  -----------------------------_
                                                  John     A.      Genest     as
                                                  attorney-in-fact  for  Charles
                                                  River  XI  GP,  LLC,   general
                                                  partner  of  Charles  River XI
                                                  GP,  LP,  general  partner  of
                                                  Charles River  Partnership XI,
                                                  LP



      Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 92827P102

                                   APPENDIX A


A. Name:                   Charles River Friends XI-A, LP

   Address:                c/o Charles River XI GP, LLC
                           1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Place of
   Organization:           Delaware


B. Name:                   Charles River Friends XI-B, LP

   Address:                c/o Charles River XI GP, LLC
                           1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Place of
   Organization:           Delaware


C. Name:                   Charles River XI GP, LP

   Address:                c/o Charles River XI GP, LLC
                           1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Citizenship:            Delaware


D. Name:                   Charles River XI GP, LLC

   Address:                c/o Charles River XI GP, LLC
                           1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Citizenship:            Delaware


E. Name:                   Izhar Armony

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            Israel


F. Name:                   Christopher Baldwin

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States


G. Name:                   Richard M. Burns, Jr.

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States


H. Name:                   Ted R. Dintersmith

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States


I. Name:                   Bruce I. Sachs

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States


J. Name:                   William P. Tai

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States


K. Name:                   Michael J. Zak

   Business                c/o Charles River XI GP, LLC
   Address:                1000 Winter Street, Suite 3300,
                           Waltham, MA 02451

   Principal               Managing Member of Charles River XI GP, LLC
   Occupation:

   Citizenship:            United States

CUSIP No. 92827P102

Each of Charles River XI GP, LLC, Charles River XI GP, LP, Charles River Friends XI-A, LP, Charles River Friends XI-B, LP, Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles River Friends XI-A, LP


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles RiverFriends XI-B, LP


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles River XI GP, LP


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Charles River XI GP, LLC


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Izhar Armony


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Christopher Baldwin


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Richard M. Burns, Jr.


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Ted R. Dintersmith


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Bruce I. Sachs


/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
William P. Tai

/s/ John A. Genest
---------------------------------                  February 14, 2008
John A. Genest as attorney-in-fact for
Michael J. Zak